                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              ====================


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



      Date of report (date of earliest event reported): September 30, 1997



                            ARV ASSISTED LIVING, INC.
               (Exact name of Registrant as specified in charter)



          CALIFORNIA                                           33-0160968
(State or other jurisdiction of        000-26980            (I.R.S. Employer
        incorporation)          (Commission File Number)  Identification Number)



         245 FISCHER AVENUE                                  92626
              SUITE D-1                                    (Zip Code)
       COSTA MESA, CALIFORNIA
(Address of principal executive offices)



       Registrant's telephone number, including area code: (714) 751-7400


                                      None
          (Former name or former address, if changed since last report)


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ITEM 5:  OTHER EVENTS

         On September 30, 1997, the Board of Directors of ARV Assisted Living, Inc. (the "Company") unanimously consented to the purchase by an affiliate of Lazard Freres Real Estate Investors L.L.C. ("LFREI") of substantially all of the stock of Kapson Senior Quarters Corp. ("Kapson"), the largest operator of assisted living facilities in the Northeast United States (the "Kapson Investment"). The Company expects that the Kapson Investment, if consummated, will result in a strategic alliance between the Company and Kapson in which the Company will, among other things, manage, lease and/or purchase certain of Kapson's existing and future facilities.

         LFREI had previously agreed that it would not own any equity interest in an assisted living business (the "Covenant Not to Compete"), without the consent of 75% of the directors of the Company. The Covenant Not to Compete was made by LFREI in July 1997 in connection with the commitment by an affiliate of LFREI, Prometheus Assisted Living LLC ("Prometheus"), to purchase up to 49.9% of the common stock of the Company for an aggregate purchase price of $135.1 million (the "Company Investment"). Prometheus currently owns approximately 16.6% of the outstanding common stock of the Company.

         Under the terms of a letter agreement dated September 30, 1997 (the "Letter Agreement"), LFREI has agreed that if it consummates the Kapson Investment and the Company obtains shareholder approval for the Company Investment, then:

         (i) Kapson will be prohibited from developing or acquiring any new facilities other than those in its pipeline at the time of the closing of the Kapson Investment without the written consent of a majority of the independent non-LFREI affiliated or appointed members of the Company's Board of Directors, which consent may be withheld at the sole discretion of those directors;

         (ii) the Company will have the first right to negotiate management, lease and/or purchase arrangements on any new developments or acquisitions by Kapson;

         (iii) LFREI will seek in good faith to negotiate with the Company for leasing or management agreements of all existing or currently-planned facilities of Kapson;

         (iv) LFREI will not enter into or permit Kapson to enter into any leasing or management arrangements on Kapson's existing facilities other than with the Company or a Kapson affiliate;

         (v) LFREI will grant to the Company or the Company's shareholders, at the Company's option, the right to acquire from LFREI shares representing up to 19.9% of the stock of Kapson at the pro rata amount of LFREI's investment in Kapson for a period of 30 days after the later of the completion of the Kapson Investment and the first closing of the Company Investment following receipt of shareholder approval thereof; and

         (vi) LFREI will explore a joint venture arrangement between the Company and Kapson which would combine the corporate management of the Company and Kapson in a separate management company jointly owned by Kapson and the Company to achieve economies of scale.

         LFREI represented to the Company in the Letter Agreement that, upon completion of the Kapson Investment, it will have the necessary authority to cause Kapson to enter into all of the arrangements described above.

         All transactions between the Company and Kapson after consummation of the Kapson Investment will require approval from the directors of both companies who are not affiliated with LFREI.

         The Letter Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (c) Exhibits

NUMBER    EXHIBIT
------    -------
 99.1 Letter from LFREI to the Board of Directors of the Company dated September 30, 1997 relating to the Kapson Investment.

 99.2 Joint Press Release, dated October 2, 1997, by LFREI, Kapson and the Company announcing the Kapson Investment.

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Investment (which will occur as soon as practicable after receipt of shareholder approval of the Company Investment); and

         (vi) LFREI will explore a joint venture arrangement between the Company and Kapson which would combine the corporate management of the Company and Kapson in a separate management company jointly owned by Kapson and the Company to achieve economies of scale.

         LFREI represented to the Company in the Letter Agreement that, upon completion of the Kapson Investment, it will have the necessary authority to cause Kapson to enter into all of the arrangements described above. LFREI's obligations under the Letter Agreement will terminate if and when (i) LFREI and its affiliates own less than 5% of the outstanding Common Stock of the Company or (ii) LFREI and its affiliates own less than 10% of the stock of Kapson.

         All transactions between the Company and Kapson after consummation of the Kapson Investment will require approval from the directors of both companies who are not affiliated with LFREI.

         The Letter Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.



ITEM 7:  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c)      Exhibits

NUMBER           EXHIBIT
------           -------

 99.1 Letter from LFREI to the Board of Directors of the Company dated September 30, 1997 relating to the Kapson Investment.
 99.2 Joint Press Release, dated October 2, 1997, by LFREI, Kapson and the Company announcing the Kapson Investment.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:  October 10, 1997                  ARV ASSISTED LIVING, INC.
       ----------------


                                         By:  /s/ Sheila M. Muldoon
                                              ----------------------------------
                                              Sheila M. Muldoon
                                              Vice President and General Counsel



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                                  EXHIBIT INDEX


NUMBER         EXHIBIT                                                              PAGE
------         -------                                                              ----
 99.1          Letter from LFREI to the Board of Directors of the Company            E-1
               dated September 30, 1997 relating to Kapson Investment.

 99.2          Joint Press Release, dated October 2, 1997, by LFREI,                 E-5
               Kapson and the Company announcing the Kapson Investment.
